Exhibit 28a


                                                        Pledge in Favor of Buyer
                                                                         Cariola
                                         Traduccion del Doc. 35753 (al 28/04/04)
                                                                      Doc. 35771

                                FREE TRANSLATION
                                ----------------

                                 PUBLIC DEED OF

                             PLEDGE REGARDING SHARES

                               REDES OPTICAS S.A.

                                       TO

                            TELMEX CHILE HOLDING S.A.

IN SANTIAGO, CHILE, on April 25, 2004, before me, Sergio Fernando Novoa Galan, Chilean, attorney, National Identity Card No. 3.639.467-6, Notary Public Titular of the 42nd Notary of Santiago, domiciled in this city, substituting of the titular, Ms. Maria Gloria Acharan Toledo, as evidenced in the Judicial Decree duly produced, which is added to the end of the registries of the present month, with business in the street Matias Cousino No. 154, appear: REDES OPTICAS S.A., Tax Payer No. 96.978.570-6, a corporation duly organized and validly existing under Chilean law, represented, as will be accredited, by Mr. Gerardo Varela Alfonso, Chilean, married, attorney, National Identity Card No. 6.356.972-0, and by Mr. Matias de Marchena Vicuna, Chilean, married, attorney, National Identity Card No. 9.979.914.5, all domiciled for these effects on Avenida Andres Bello 2711, Piso 19, Las Condes, Region Metropolitana, hereinafter, also "Collateral Debtor" or "Beneficiary;" for one side, and, for the other, TELMEX CHILE HOLDING S.A., Tax Payer No. 96.091.710-5, a corporation duly organized and validly existing under Chilean law, represented, as will be accredited, by Mr. Jorge Portillo Juarez, Mexican, married, public accountant, Mexican Passport No. 03340031145, and by Mr. Juan Francisco Gutierrez Irarrazaval, Chilean, married, attorney, National Identity Card No. 6.693.164-1, all domiciled for these effects in El Golf 40, Piso 19, Las Condes, Santiago, Metropolitan Region, hereinafter, also "Collateral Creditor" or "Promising Offeror"; the Collateral Creditor and the Collateral Debtor will also be denominated together as the "Parties" and individually, as the "Party;" those appearing being of age, who have verified their identities before me with the previously cited national identity cards and state that they have agreed to the

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following pledge agreement regarding shares, in conformity with Article 2384 and those that follow of the Civil Code:

FIRST:  ANTECEDENTS
-----

1) The Parties are currently shareholders of the Chilean open corporation CHILESAT CORP. S.A., Tax Payer No. 94.675.000-K, created by public deed on January 30, 1982, executed before the Notary of Santiago of Mr. Raul Ivan Perry Pefaur, whose abstract is registered on the sheets 2.305, No. 1.267 of the Registry of Commerce of the Custodian of Real Property of Santiago of 1982 and was published in the Official Newspaper on February 8, 1982. CHILESAT CORP. S.A. is hereinafter referred to also as the "Company." The Company and its shares are registered in the Securities Registry of the Superintendence of Securities and Insurance under the number three hundred fifty, and its shares are registered in the Santiago Stock Exchange, the Valparaiso Stock Exchange, the Electronic Stock Exchange of Chile and the New York Stock Exchange (NYSE).

2) The Collateral Creditor represents that it is currently the sole owner of 187,875,194 shares issued by the Company, as attested in the share certificate number 8470, dated April 25, 2004, which are validly registered in its name in the qualified Shareholder Registry of the Company, being registered, common, nominative (registered) stock without nominal value, of equal value, and all of a same and unique series, being fully paid to the Company, hereinafter denominated the "Collateral Creditor Shares."

3) The Collateral Debtor represents that it is currently the sole owner of 213,379,654 shares issued by the Company, as attested in the share certificate number 8454, dated April 6, 2004, validly registered in its name in the qualified Shareholder Registry of the Company, being registered, common, nominative (registered) stock without nominal value, of equal value, and all of a same and unique series, being fully paid to the Company, hereinafter denominated indistinctively the "Collateral Debtor Shares" or the "Shares."

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4)   On the same date and by separate instrument, the Collateral Creditor, denominated for present purposes as the Promising Offeror, entered into with the Collateral Debtor, denominated for presents purposes the Beneficiary, a contract of promise to effectuate a public tender offer of shares (hereinafter, the "Promise") by virtue of which the Collateral Creditor is obligated to effectuate: (i) a public tender offer of shares of Chilesat S.A. ("Affiliate PTO") which will be initiated by the publication of the corresponding notice on April 29, 2004; and (ii) a public tender offer of shares of the Company ("Parent PTO"), which will be initiated by the publication of the corresponding notice on the following business day in which the board of directors of the Company has reported the essential event of the rejection of the Affiliate PTO, all in the terms, time periods, price and conditions indicated in the Promise.

5) At the same time, in Sections 5.1 and 5.2 of the Fifth Clause of the Promise, the parties agreed that the Collateral Creditor will have the right to sell to the Beneficiary up to 187,875,598 shares of the Company at a price of US$ 0.50 (fifty cents of a dollar of the United States of America) per share, without any type of legal, conventional or moratory readjustments or interests ("Right of Sale"). The Right of Sale may only be exercised by the Promising Offeror in the case that the Parent PTO has failed because sufficient shares have not been offered to take control of 77.4% (seventy-seven point four percent) of the Company or the Affiliate PTO or a PTO competitive with the Affiliate PTO has been declared successful.

     At the same time, to guarantee the payment of the price of 187,875,194 shares of the Company, which amounts to a total of US$ 93,937,597, the Promising Offeror has retained the sum of US$ 47,000,000 from the Beneficiary in conformity with that established in the contract denominated "Deposit Agreement and Mandate" executed by the Parties and the Deutsche Bank Chile on April 28, 2004, so of the purchase price of 187,875,194 shares of the Company, in the case that the Promising Offeror exercises the Right of Sale, the sum of US$ 46,937,597 is not guaranteed. This part of the price of US$ 46,937,597 and is denominated the "Balance of Price."

     In the case that the Collateral Debtor does not comply with the obligation to pay the Balance of Price in the form, time periods, conditions and terms agreed upon in the

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     Promise, the Collateral Creditor will have the right to demand the full and complete payment of the Balance of Price, by commencing the corresponding actions before the arbitrator designated in the Promise.

SECOND: Through the present instrument, the Collateral Debtor, acting duly represented in the form indicated in the appearance, hereby constitutes in favor of the Collateral Creditor a civil pledge, in conformity with Article 2.384 and those that follow of the Civil Code, in the terms and conditions expressed below, on the Collateral Debtor Shares, with the sole purpose of exclusively guaranteeing the full, effective and timely payment of the Balance of Price, and exclusively up to said amount, until its total and definitive resolution and extinction by the Collateral Debtor in favor of the Collateral Creditor, in the case that the latter exercises its Right of Sale. The guaranteed Balance of Price shall include all of the prorogations and renovations which may be agreed upon with respect to the obligation guaranteed herein, including pacts regarding the capitalization of interest and/or new interest rates applicable in instruments which the Collateral Creditor may execute or accept in the future, such as the reimbursement, if any, of all the judicial or extrajudicial costs and expenses of collection, including attorneys' fees, if they exist, in which it incurs with respect to negotiations or claims of collection or enforcement of this pledge.

For the effects of the present pledge, it will be understood that the Collateral Creditor has exercised its Right of Sale once it has effectuated written communication in the terms agreed upon in Clause 5.5 of the Promise.

THIRD: The Collateral Debtor is obligated, likewise, to not burden, alienate, dispose or celebrate any act or contract regarding the Shares which they give in pledge by this instrument, without the previous written express authorization of the Collateral Creditor.

FOURTH: The Parties declare that the Collateral Debtor makes delivery in this same act to the Collateral Creditor, for whom the representatives indicated in the appearance receive to their entire conformity, the certificate number 8454, issued by the Company and in which the Shares pledged by virtue of the present instrument, are recorded. Likewise, Mr. Jorge Portillo Juarez and Mr. Juan Francisco Gutierrez Irarrazaval, in the

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name and representation of the Collateral Creditor, accept the pledge of shares and the prohibition on their encumbrance and alienation which this instrument acknowledges, and they acquire for their principals the real right of pledge.

FIFTH: The pledge and the restrictions and prohibitions created by virtue of this instrument include and extend in full right to all the increases which the Shares receive, including, without limitation, the shares to be free of payment, preferential rights or options of any kind, whether of preferred subscription of shares, convertible bonds in shares or any other securities which confer future rights over the Company or entity which may succeed or replace it. Likewise, in the case of issuance of new paid shares, the new shares that are issued will be understood as pledged by virtue of this pledge agreement. The Collateral Debtor authorizes the Collateral Creditors irrevocably, in whose name their representatives identified in the appearance accept, to request of the Company and to withdraw and receive of this corporation, the new share certificates or other securities which may be issued as a consequence of an issuance of paid shares or free of payment or exchange through the issuance of new certificates for any reason, which shares may not be delivered by the Company to the Collateral Debtor, the Collateral Debtor being obligated to immediately request of a Notary Public the notification of the pledge contract and the registration of said encumbrance regarding the new certificates in the Shareholder Registry of the Company.

The patrimonial rights of the Shares will correspond to the Collateral Debtor. Nonetheless, in the case that the arbitrator declares the right to collect the Balance of Price guaranteed by this pledge, and they are not paid in the time period established for such payment by the arbitrator, or in the default, in the time period of 3 days calculated from the date the respective award is signed and executed, the Collateral Debtor hereby authorizes the Collateral Creditor to collect and receive the dividends, profits, earnings, refunds of capital and the rest of the patrimonial rights which correspond to the Collateral Debtor Shares directly from the Company, the Collateral Debtor renouncing to the collection and receipt of said amounts, in which case, the Collateral Creditor remains authorized, irrevocably and exclusively, to collect those quantities and to apply such dividends, earnings, benefits and money distributions to the payment of the Balance of Price owed by the Collateral Debtor, in conformity with the provisions contained in Article 2.403 of the Civil Code.

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The right to collect and receive these amounts on behalf of the Collateral
Creditor will not require accreditation by the Company, sufficing written notification, to which a copy of the respective arbitration award shall be attached, delivered by the Collateral Creditor in conformity with Clause 6.1 ("Communications") of the Promise to the Company, with a copy to the Collateral Debtor. Calculating from the date of said notification and with only the merit of the same, the Collateral Creditor will be able to request of the Company the collection of the dividends, profits and the rest of the patrimonial rights which correspond to the owner of the Shares, and for these effects, the Company will be authorized to pay said quantities directly to the Collateral Creditor, immediately freeing the Collateral Debtor of all responsibility to the Company as the corporation issuing the shares pledged by virtue of this instrument, on the grounds of these payments.

The Collateral Debtor hereby instructs the Company to effectuate the payment of said quantities directly to the Collateral Creditor, at only the request, immediately freeing the Collateral Debtor of all responsibility to the Company with respect to these payments.

SIXTH: The Collateral Debtor will reserve the full exercise of the right to participate in the General Shareholder Meetings of the Company with right of voice and vote and the exercise of those other rights which may correspond to it, distinct from those referred to in the preceding Fifth Clause. Nevertheless, the Collateral Debtor, in order to approve any reform of the bylaws of the Company which may affect the pledge and prohibition created by virtue of this instrument in terms of diminishing the value of the guarantee in a relevant way, will require the previous written authorization of the Collateral Creditor, which may not be denied or rejected without reasonable, founded cause.

SEVENTH: In the event of any division, merger or transformation of the Company, the pledge and the restrictions and prohibitions created by virtue of this instrument will extend to the totality of the shares of the new corporation(s) formed by virtue of the division or merger, or to the shares of the existing corporation which later stands, or over the corresponding rights or participation, depending on the case, in the transformed corporation. The Collateral Creditor remains exclusively authorized to directly

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withdraw, through any one of its agents, or through a Notary Public who so solicits in its name, the corresponding share certificates in all of the preceding cases and to request the inscription of this pledge and prohibition in the corresponding shareholder registry(ies), the Collateral Debtor renouncing in consequence the right to request said delivery for itself or for another person.

EIGHTH: The pledge created in this instrument complies with the provisions contained in Articles 2384 and those following of the Civil Code. Without prejudice to the aforementioned, the Collateral Debtor expressly and irrevocably waives the right to solicit the replacement of the pledge by another, in conformity with the provisions contained in Article 2.396, 2nd paragraph of the Civil Code.

NINTH: The Collateral Debtor represents that it is the sole and exclusive owner of the Collateral Debtor Shares, that the Shares are duly registered in its name in the Shareholder Registry of the Company, that all of them are duly paid, and that the Collateral Debtor complies with the corresponding authorizations and approvals which the law establishes for the constitution of this pledge. In addition, the Collateral Debtor represents that the Collateral Debtor Shares are free of Encumbrances and that no impediment exists which could affect the constitution of this pledge and the prohibition on encumbrance and alienation, or the free disposition of the Shares, except for the pledge which is created by way of this instrument in favor of the Collateral Creditor.

TENTH: It is expressly recorded that the pledge and prohibition created by the present instrument will not, under any circumstance, be considered to be a modification, substitution or limitation on the rights granted to the Collateral Creditor or to the Collateral Debtor in virtue of the Promise.

ELEVENTH: The Collateral Debtor, at its exclusive expense, is obligated to perform all judicial and extrajudicial actions which may be necessary for the maintenance of ownership and the free disposition of the Shares and to defend them from the actions of third parties.


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TWELFTH: The Collateral Debtor represents that in any action regarding the collection of the guaranteed obligation, it will recognize this instrument as sufficient title for the enforcement of this pledge, which is sufficient in and of itself.

THIRTEENTH: For all legal effects derived from the execution of the present contract, the parties set their domicile in Santiago and submit to the ordinary courts of justice with foundation and competence in the city of Santiago, Chile, except for the origin or lack thereof of the exercise of the Right of Sale and of the payment of the Balance of Price, as it will be resolved by the arbitrator designated in conformity with the Seventh Clause of the Promise.

FOURTEENTH: The Parties agree that the pledge and prohibitions established in this instrument will automatically remain without effect, and of full right, without the necessity of any declaration in this respect, in the case that the conditions established are not complied with so that the Collateral Creditor may exercise the Right of Sale, or having borne said Right of Sale, the Collateral Creditor has not exercised it in the time period established in the Promise, or having exercised it, the Balance of Price is paid by the Collateral Debtor, all in conformity with that indicated in the Promise. Thus, the pledge and prohibitions established in this instrument will remain without effect automatically and of full right, without the necessity of any declaration in such respect, in the case that the Shares are acquired by the Collateral Creditor.

FIFTEENTH: The expenses, taxes, notary and registry rights, any expenditure of any kind which is related to the execution or registry of the present contract, such as those derived from additional public instruments which may be necessary to clarify, rectify, or modify this instrument will be the responsibility of the Collateral Debtor.

SIXTEENTH: The successive persons or those that legally subrogate in the rights of the Collateral Creditor will have the same rights and benefits which this writing grants to the Collateral Creditor against the Collateral Debtor, considering them as collateral creditors for all the legal and contractual effects which may exist.

SEVENTEENTH: The parties empower and solicit the Notary who authorizes this instrument or to which it corresponds, to notify the present contract and to immediately

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request, only after his signature, the due and valid registration of the pledge and prohibition on encumbrance and alienation in the shareholder registry of the Company.

EIGHTEENTH: The terms in capital letters utilized in this instrument and which are not expressly defined in it will have the meaning given to such words in the Promise, unless the context clearly indicates another meaning.

CAPACITIES. The capacity of Mr. Gerardo Varela Alfonso and Mr. Matias de Marchena Vicuna to act in representation of Redes Opticas S.A. is evidenced in public deed of April 19, 2004, executed in the Notary of Santiago of Mr. Patricio Zaldivar Mackenna. The capacity of Mr. Jorge Portillo Juarez and Mr. Juan Francisco Gutierrez Irarrazaval to act in representation of Telmex Chile Holding S.A. is evidenced in public deed of the session minutes of the board of directors of said company, executed in the Notary of Santiago of Ms. Maria Gloria Acharan Toledo on April 19, 2004.

A copy is provided. In proof and previous reading, the appearing sign. I give faith.

      /s/ Gerardo Varela Alfonso          /s/ Matias de Marchena Vicuna
      --------------------------          -----------------------------
          Gerardo Varela Alfonso              Matias de Marchena Vicuna
          pp. Redes Opticas S.A.              pp. Redes Opticas S.A.


      /s/ Jorge Portillo Juarez         /s/ Juan Francisco Gutierrez Irarrazaval
      -------------------------         ----------------------------------------
        Jorge Portillo Juarez               Juan Francisco Gutierrez Irarrazaval
        pp. Telmex Chile Holding S.A.       pp. Telmex Chiled Holding S.A.




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